Exhibit 16.1 to Form 8-K




May 21, 2002




Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549




Dear Sir/Madam:


We have read paragraphs (b) through (f) of Item 4 of Form 8-K dated May 21, 2002 of Thomas Industries Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.






Louisville, KY